Exhibit 10.1

FORM OF INVESTMENT ADVISORY AGREEMENT

BETWEEN

PHAROS CAPITAL BDC, INC.

AND

PHAROS CAPITAL GROUP, LLC

AGREEMENT, dated as of March 7, 2018, between Pharos Capital BDC, Inc., a Maryland corporation (the “Corporation”), and Pharos Capital Group, LLC (the “Advisor”), a Delaware limited liability company.

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Corporation, which intends to elect to operate as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1)	In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Corporation with respect to the investment of the Corporation’s assets and to supervise and arrange for the day-to-day operations of the Corporation and the purchase of assets for and the sale of assets held in the investment portfolio of the Corporation.

2)	Duties and Obligations of the Advisor with Respect to Investment of Assets of the Corporation.

a)	Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Corporation’s board of directors (the “Board of Directors”), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Corporation’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Corporation and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Corporation; (ii) supervise continuously the investment program of the Corporation and the composition of its investment portfolio; (iii) arrange, subject to the provisions of Section 2(e) hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Corporation; and (iv) subject to the approval of the Corporation’s board of directors as necessary or appropriate, arrange for and/or facilitate the raising of equity or debt capital including credit facilities with senior lenders. Nothing contained herein shall be construed to restrict the Corporation’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Corporation’s shares.

b)	In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Corporation; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and the Bylaws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Corporation as set forth in the Corporation’s Registration Statement on Form 10, dated January 19, 2018 (the “Registration Statement”), as they may be amended from time to time by the Board of Directors or shareholders of the Corporation; and (v) any policies and determinations of the Board of Directors of the Corporation and provided in writing to the Advisor.

c)	The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties thereunder. The Corporation shall reimburse the Advisor for all direct and indirect costs and expenses incurred by the Advisor for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Advisor, including the costs and expenses of due diligence of potential investments, monitoring performance of the Corporation’s investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Corporation’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The Corporation shall also be responsible for the payment of all the Corporation’s other expenses, including payment of the fees payable to the Advisor under Section 5 hereof; organizational and offering expenses; expenses incurred in valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Advisor or payable to third parties, including agents, consultants or other advisors and travel expense, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and enforcing the Corporation’s rights in respect of such investments; performing due diligence on the Corporation’s prospective portfolio companies; interest and any fees payable on debt, if any, incurred to finance the Corporation’s investments; distributions on shares; offerings of the Corporation’s common stock and other securities; investment advisory and management fees payable under this Agreement; administration fees; transfer agent and custody fees and expenses; the allocated costs of providing managerial assistance to those portfolio companies that require it; fees, including legal fees, payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating, making, documenting and disposing of investments; brokerage or placement agent fees and commissions; the Corporation’s dues, fees and charges of any trade association of which the Corporation is a member; federal, state and foreign registration and license fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports, registration statements, prospectuses or other documents required by the SEC, including printing and mailing costs; costs of any reports, proxy statements or other notices to stockholders, including printing and mailing costs; the expenses of holding shareholder meetings; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, communication costs, copying, secretarial and administrative staff, independent auditors and outside legal costs; litigation and indemnification and other extraordinary or non-recurring expenses; costs of winding up, costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Corporation’s assets or for other purposes; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; and all other non-investment advisory expenses of the Corporation reasonably incurred by the Corporation or the Advisor in connection with administering the Corporation’s business, such as the allocable portion of overhead under its administration agreement, including rent and other allocable portions of the cost of certain of the Corporation’s officers, including but not limited to the Chief Financial Officer and the Chief Compliance Officer, and their respective staffs.

d)	The Advisor shall give the Corporation the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Corporation in connection with the matters to which this Agreement relates (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law.

e)	The Advisor will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Corporation and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Corporation and its other clients and that the total commissions paid by the Corporation will be reasonable in relation to the benefits to the Corporation over the long term, subject to review by the Board of Directors of the Corporation from time to time with respect to the extent and continuation of such practice to determine whether the Corporation benefits, directly or indirectly, from such practice. In addition, the Advisor is authorized to take into account the sale of shares of the Corporation in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor), provided that the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.

f)	The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

g)	The Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records in accordance with Section 31(a) of the 1940 Act with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Corporation’s Board of Directors may reasonably request. The Advisor agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Advisor may retain a copy of such records.

h)	The Advisor has a fiduciary responsibility and duty to the Corporation and the Corporation’s stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Advisor’s immediate possession or control.

3)	Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will not undertake, and will cause its employees not to undertake, activities which, in its judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

4)	Expenses. During the term of this Agreement, the Advisor will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or Directors’ fees of any officers or Directors of the Corporation who are affiliated persons (as defined in the 1940 Act) of the Advisor.

5)	Compensation of the Advisor.

a)	The Advisor, for its services to the Corporation, will be entitled to receive a management fee (the “Base Management Fee”) from the Corporation determined in accordance with U.S. generally accepted accounting principles. The Base Management Fee will be payable at the beginning of each calendar quarter and will be calculated at an annual rate of 1.50% of total assets as of the end of the most recently completed calendar quarter and of all uncalled capital committed to the Corporation by investors as of the end of the most recently completed calendar quarter. The Base Management Fee for any partial month or quarter will be appropriately prorated.

b)	For purposes of this Agreement, the gross assets and net assets of the Corporation shall be calculated pursuant to the procedures adopted by the Board of Directors of the Corporation for calculating the value of the Corporation’s assets.

c)	The Advisor will also be entitled to receive an incentive fee, which consists of two parts, as follows:

i)	Under the investment income component, the Corporation will pay the Advisor each quarter an incentive fee with respect to the Corporation’s pre-incentive fee net investment income. The investment income component will be calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding fiscal quarter. Payments based on pre-incentive fee net investment income will be based on the pre-incentive fee net investment income earned for the quarter. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial and consulting fees or other fees the Corporation receives from portfolio companies) the Corporation accrues during the fiscal quarter, minus the Corporation’s operating expenses for the quarter, including the base management fee, expenses payable under the administration agreement (the “Administration Agreement”) entered into between us and U.S. Bank, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee; provided however, that pre-incentive fee net investment income shall be reduced by multiplying the pre-incentive fee net investment income earned for the quarter by a fraction, the numerator of which is the Corporation’s total assets (as of quarter-end) minus average daily borrowings for the immediately preceding fiscal quarter, and the denominator of which is the Corporation’s total assets (as of quarter-end) for the immediately preceding fiscal quarter. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash; provided, however, that the portion of the incentive fee attributable to deferred interest features shall be paid, only if and to the extent received in cash, and any accrual thereof shall be reversed if and to the extent such interest is reversed in connection with any write off or similar treatment of the investment giving rise to any deferred interest accrual, applied in each case in the order such interest was accrued. Such subsequent payments in respect of previously accrued income shall not reduce the amounts payable for any quarter pursuant to the calculation of the investment income component described above. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

ii)	Pre-incentive fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets (defined as the average daily amount of funded capital commitments from investors during the immediately preceding fiscal quarter), will be compared to a “hurdle rate” of 2.0% per quarter (8.0% annualized). The Corporation shall pay the Advisor an incentive fee with respect to the Corporation’s pre-incentive fee net investment income in each calendar quarter as follows:

(1)	No incentive fee in any calendar quarter in which the Corporation’s pre-incentive fee net investment income does not exceed the hurdle rate of 2.0%;

(2)	100% of the Corporation’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter (10.0% annualized) (the portion of the Corporation’s pre-incentive fee net investment income that exceeds the hurdle but is less than 2.5% is referred to as the “catch-up”; the “catch-up” is meant to provide the Advisor with 20.0% of the Corporation’s pre-incentive fee net investment income as if a hurdle did not apply if the Corporation’s pre-incentive fee net investment income exceeds 2.5% in any calendar quarter); and

(3)	20.0% of the amount of the Corporation’s pre-incentive fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10.0% annualized) payable to the Advisor (once the hurdle is reached and the catch-up is achieved, 20.0% of all pre-incentive fee net investment income thereafter is allocated to the Advisor).

iii)	Under the capital gains component of the incentive fee, the Corporation will pay the Advisor at the end of each calendar year 20.0% of the Corporation’s aggregate cumulative realized capital gains from the date of its election to be regulated as a business development company through the end of that year, computed net of all aggregate cumulative realized capital losses and aggregate cumulative unrealized depreciation through the end of such year, less the aggregate amount of any previously paid capital gain incentive fees. For the foregoing purpose, the Corporation’s “aggregate cumulative realized capital gains” will not include any unrealized appreciation. The Corporation will accrue an incentive fee for accounting purposes taking into account any unrealized appreciation in accordance with the Generally Accepted Accounting Principles (“GAAP”). The capital gains component of the incentive fee is not subject to any minimum return to shareholders. If that amount is negative, then no capital gains incentive fee will be payable for such year. If the Investment Advisory Agreement is terminated as of a date that is not a calendar year end, the termination date will be treated as though it were a calendar year end for purposes of calculating and paying the capital gains incentive fee.

6)	Indemnification.

a)	The Corporation shall indemnify the Advisor, and each of the Advisor’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor’s request as a director, officer, partner, member or the like of another entity) (each such person being an “Indemnitee”) against any loss, liability, claim, damage or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding or investigation, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee’s having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Corporation and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (i) no Indemnitee shall be indemnified hereunder against any liability to the Corporation or its shareholders or any expense of such Indemnitee except to the extent arising out of the Indemnitee’s (A) gross negligence, (B) fraud, or (C) knowing and willful misconduct (the conduct referred to in such clauses (A) through (C) being sometimes referred to herein as “disabling conduct”); (ii) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Corporation and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Corporation and did not involve disabling conduct by such Indemnitee; and (iii) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Corporation.

b)	The Corporation may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Corporation unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Corporation determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (i) the Indemnitee shall provide security for such undertaking; (ii) the Corporation shall be insured against losses arising by reason of any unlawful advance; or (iii) a majority of a quorum consisting of Directors of the Corporation who are neither “interested persons” of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a writing, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

c)	All determinations with respect to the standards for indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct; or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Directors of the Corporation or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a writing. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (ii) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

7)	Duration and Termination. This Agreement shall become effective as of the first date above written and, unless sooner terminated with respect to the Corporation as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Corporation for successive annual periods, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Corporation’s Board of Directors or the vote of a majority of the outstanding voting securities of the Corporation at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Corporation at any time, without the payment of any penalty, upon giving the Advisor not less than 60 days’ notice (which notice may be waived in whole or in part by the Advisor), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Directors of the Corporation in office at the time or by the vote of the holders of a majority of the voting securities of the Corporation at the time outstanding and entitled to vote, or by the Advisor on not less than 60 days’ written notice (which notice may be waived in whole or in part by the Corporation). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act and the regulations thereunder.)

8)	Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

9)	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

10)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

11)	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

12)	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

PHAROS CAPITAL BDC, INC.

By:
Name:	Kneeland Youngblood
Title:	Chairman and CEO

PHAROS CAPITAL GROUP, LLC

By:
Name:	Kneeland Youngblood
Title:	Chairman and Founding Partner